SECOND AMENDMENT TO EMPLOYMENT AGREEMENT


          THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of the 21st day of May, 1997 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and GARY B. SMITH (the "Executive").

                              Statement of Purpose

          The Corporation and the Executive entered into an Employment Agreement dated as of August 27, 1996, as amended by an Amendment to Employment Agreement dated as of December 12, 1996 (the "Employment Agreement"). The Corporation and the Executive desire to amend the Employment Agreement as hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the terms and provisions of this Amendment, the parties hereto agree as follows:

          1. Paragraph 1(b)(1) of the Employment Agreement shall be amended to add the following clause at the end thereof:

             ",provided, that the Executive may engage in personal investment and charitable or community activities so long as such activities do not interfere with the performance of the Executive's duties hereunder;"

          2. Paragraph 2(b) of the Employment Agreement shall be amended as follows: (i) the reference in Paragraph 2(b)(1) to "Paragraph 2(f)(1) below" shall be amended to read "Paragraph 3(a)(1) below"; and (ii) the reference in Paragraph 2(b)(2) to Paragraph 2(f)(1) and (2) below" shall be amended to read "Paragraphs 3(a)(1), 3(a)(2), 3(b) and 3(c) below."

        3. Paragraph 2(b) of the Employment Agreement shall be amended by adding a new Paragraph 2(b)(5) thereto as follows:

             "(5) The Corporation may terminate the Executive's employment hereunder at any time without 'Cause' (as defined in Paragraph 2(c) below), provided that the Corporation complies with the provisions of Paragraphs 3(a)(1), 3(a)(2), 3(a)(3) (if applicable), 3(a)(4)
             (if applicable), 3(b) and 3(c) below."

          4. Paragraphs 2(e)(2), (3), (4) and (5) of the Employment Agreement shall be amended to read as follows:




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        "(2) the liquidation or dissolution of the Corporation;

         (3) any failure by the Corporation to pay to the Executive the Base Salary or other compensation and benefits provided for herein; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(3) and (ii) allow the Board 15 days from receipt of notice to cure such failure;

         (4) any other material breach of this Agreement by the Corporation; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(4) and (ii) allow the Board 60 days from receipt of notice to cure such failure;

         (5) any 'Change in Control,' which shall mean any of the following:

              (A) the acquisition, directly or indirectly after the date of this Agreement, in one or a series of transactions, of 25% or more of the Corporation's common stock by any 'person' as that term is defined in
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

              (B) the consummation of a merger, consolidation, share exchange or similar transaction of the Corporation with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;

              (C) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation;

              (D) a material change in the composition or character of the Board as follows: (i) the replacement of a majority of directors on the effective date of this Agreement by directors opposed by the Executive and a majority of the members of the Executive Committee of the Board (or, in the absence of the existence of the Executive Committee, a majority of the members of the Board), or (ii) at any meeting of the Corporation's shareholders, the election of a majority of directors standing for election who are opposed by the





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Executive and a majority of the members of the Executive Committee of the Board
(or, in the absence of the existence of the Executive Committee, a majority of the members of the Board)."

    5. Paragraph 2(f) of the Employment Agreement shall be deleted and a new Paragraph 3 shall be added to the Employment Agreement as follows:

"3. Payments to the Executive Upon Termination of Employment.

         (a) Compensation. In the event that the Executive's employment with the Corporation is terminated, whether upon the expiration of the Term or upon the earlier termination of the Term as provided in Paragraph 2(b) above, then the Corporation shall pay to the Executive the following amounts on the date of such termination and shall provide to the Executive the following benefits, as applicable:

                (1) In the event that the Executive's employment hereunder is terminated for any reason whatsoever, the Corporation shall pay to the Executive an amount equal to the sum of (i) his accrued but unpaid Base Salary, (ii) his accrued but unpaid vacation pay, (iii) any other compensation payments or benefits which have accrued and are payable in connection with such termination.

                (2) In the event that the Executive's employment hereunder is terminated (i) by the Corporation because of the Executive's 'Total and Permanent Disability' pursuant to Paragraph 2(b)(2) above, (ii) because of the Executive's death pursuant to Paragraph 2(b)(4) above, (iii) by the Executive for 'Good Reason' pursuant to Paragraph 2(b)(3) above or
         (iv) by the Corporation pursuant to Paragraph 2(b)(5) above, then and in any such event, the Corporation shall pay to the Executive, in addition to the payments described in Paragraph 3(a)(1), a pro rata share of his bonus under the Management by Objectives Bonus Plan described in Paragraph 4(b) below for the fiscal year of the





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         Corporation in which such termination occurs, calculated, for purposes of determining whether the targets contained therein have been met, under the assumption that the results of operations and financial condition of the Corporation (or any applicable subsidiary) as of the Executive's termination date shall continue on the same basis through the end of such fiscal year.

                  (3) In the event that the Executive's employment hereunder is terminated (i) by the Corporation without 'Cause' pursuant to Paragraph 2(b)(5) above(except in the event of a 'Change in Control') or (ii) by the Executive for 'Good Reason' (except in the event of a 'Change in Control') pursuant to Paragraph 2(b)(3) above, then and in any such event, the Corporation shall pay to the Executive, in addition to the payments described in Paragraphs 3(a)(1 ) and 3(a)(2), an amount equal to two times the annual rate of Base Salary being paid to the Executive at the time of such termination.

                  (4) In the event that the Executive's employment hereunder is terminated (i) by the Executive for 'Good Reason' because of a 'Change in Control' pursuant to Paragraph 2(b)(3) above or (ii) by the Corporation pursuant to Paragraph 2(b)(5) above following a 'Change in Control,' then the Corporation shall pay to the Executive, in addition to the payments described in Paragraphs 3(a)(1 ) and 3(a)(2), an amount equal to two and one-half times the annual rate of Base Salary being paid to the Executive at the time of such termination (or if the Executive's Base Salary was then greater, on the date immediately preceding the date of the Change in Control).

                  (5) In the event that the Executive's employment is terminated upon expiration of the Term (unless the Executive refused to negotiate with the Corporation for an employment agreement with terms substantially similar to




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         this Agreement), then the Corporation shall pay to the Executive an amount equal to the annual rate of Base Salary being paid to the Executive at the time of such termination.

         (b) Stock Options. The Executive has been awarded options to purchase shares of the Corporation's common stock under the Glenayre Technologies, Inc. 1991 Long-Term Incentive Plan and the Glenayre Technologies, Inc. 1996 Incentive Stock Plan and may in the future be awarded additional options to purchase shares of the Corporation's or a successor corporation's common stock under the Glenayre Technologies, Inc. 1996 Incentive Stock Plan or other option plans (collectively, the 'Options'), such Options having been granted, or to be granted, for the number of shares and at a price per share specified in the agreements between the Corporation (or a successor corporation) and the Executive granting the Options. Notwithstanding any terms to the contrary contained in such stock option agreements, upon the Executive's termination of employment for any reason other than 'Cause' (as that term is defined in Paragraph 2(c) above), (i) all Options shall become fully vested in the Executive and (ii) all Options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the date of the Executive's termination of employment.

         (c) Welfare Benefits. In the event that the Executive's employment hereunder is terminated (i) by the Corporation because of the Executive's 'Total and Permanent Disability' pursuant to Paragraph 2(b)(2) above, (ii) because of the Executive's death pursuant to Paragraph 2(b)(4) above, (iii) by the Executive for 'Good Reason' pursuant to Paragraph 2(b)(3) above, (iv) by the Corporation under Paragraph 2(b)(5) above, or (v) upon expiration of the Term (unless the Executive refused to negotiate with the Corporation for an employment agreement with terms substantially similar to this Agreement), then and in any such event, the Corporation shall provide medical and dental benefits to the Executive (and the Executive's dependents) for a period of 12 months following such termination of employment at the Corporation's full expense and at the same levels of coverage as such benefits are provided to active employees of the Corporation. The Executive's right to continued medical and dental coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ('COBRA') shall begin at the expiration of the one year period described in this Paragraph 3(c)."





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         6. Paragraph 3 through 16 of the Employment Agreement shall be renumbered as Paragraphs 4 through 17 and all references in the Employment Agreement to such Paragraphs shall be amended to reflect such renumbering.

         7. Paragraph 8 of the Employment Agreement shall be amended to read as follows:

              "8. Indemnification. The Corporation agrees (i) to indemnify, defend and hold harmless the Executive from and against any and all liabilities to which he may be subject as a result of his employment hereunder (as a result of his service as an officer or director of the Corporation or as an officer or director of any of the Corporation's subsidiaries or affiliates), and (ii) to indemnify the Executive for all costs, including attorney's fees and other professional fees and disbursements, of (A) any legal action brought or threatened against him as a result of such employment, or (B) any legal action in which the Executive is compelled to give testimony as a result of his employment hereunder, to the fullest extent permitted by, and subject to the limitations of, the laws of the State of Delaware."

         8. The Executive acknowledges and agrees that no event has occurred prior to the date hereof which constitutes "Good Reason" (as defined in Paragraph 2(e) of the Employment Agreement as amended by this Amendment), including without limitation a Change in Control" (as defined in Paragraph 2(e)(5) of the Employment Agreement as amended by this Amendment), which would entitle the Executive to terminate his employment under the Employment Agreement, as amended by this Amendment, and to be paid certain payments and benefits under Paragraph 3 of the Employment Agreement, as amended by this Amendment.

         9. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect.





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          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                            GLENAYRE TECHNOLOGIES,  INC.



                           By: /s/ Ramon D. Ardizzone
                            Name: Ramon D. Ardizzone
                            Title:  Chairman of the Board




                                /s/ Gary B. Smith
                                Gary B. Smith


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